Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-214800, No. 333-244736 and No. 333-262615) on Form S-8 of our report dated April 28, 2025, with respect to the consolidated financial statements of GDS Holdings Limited and the effectiveness of internal control over financial reporting.

/s/ KPMG Huazhen LLP

Shanghai, China

April 28, 2025